EXHIBIT 2.2
CERTIFICATE OF MERGER
of
MULTI SOFT (FLORIDA) II, INC.
and
MULTI SOFT, INC.

Pursuant to N.J.S. 14A:10-4.1 and 14A:10-7)

Dated: September 22, 2011

The undersigned corporations, having adopted a plan of merger pursuant to N.J.S. 14A:10-1 and pursuant to which Multi Soft, Inc., a New Jersey corporation, shall be merged into Multi Soft (Florida) II, Inc., a Florida corporation, hereby certify as follows:

1.The name of the surviving corporation is Multi Soft (Florida) II, Inc. The name of the merged corporation is Multi Soft, Inc.

2.    The Agreement and Plan of Merger (the “Plan”), pursuant to which the merger will be effectuated, is annexed hereto as Exhibit A.

3.    The dates of approval of the Plan by the shareholders of the corporations are as follows:

Multi Soft (Florida) II, Inc.    -     September 22, 2011
Multi Soft, Inc.         -    September 22, 2011

4.    The number of shares of common stock of Multi Soft (Florida) II, Inc. entitled to vote on the Plan was 1 share. The number of shares of common stock of Multi Soft, Inc. entitled to vote on the Plan was 94,936,362 shares. Neither corporation has any other class or series of stock entitled to vote on the Plan.

5.    (a)    Approval of the Plan by the shareholders of Multi Soft, Inc. was given without a meeting by written consent pursuant to N.J.S. 14A:5-6. The number of shares represented by the consent was 73,839,393.

(b)    The number of shares of common stock of Multi Soft (Florida) II, Inc. voted in favor of the Plan was 1, representing all of the outstanding shares of Multi Soft (Florida) II, Inc. The number of shares of common stock of Multi Soft (Florida) II, Inc. voted against the Plan was 0.

6.    The applicable provisions of the laws of Florida, the state of incorporation of Multi Soft (Florida) II, Inc., with respect to this merger will have been complied with upon compliance with filing and recording requirements.

7.    Multi Soft (Florida) II, Inc., a Florida corporation, will transact business in New Jersey. It has complied with the provisions of the New Jersey Business Corporation Act with respect to foreign corporations. Multi Soft (Florida) II, Inc. agrees that it may be served with process in New Jersey in any proceeding for the enforcement of any obligation of any domestic corporation or any foreign corporation, previously amenable to suit in New Jersey, which is a party to this merger, and in any proceeding for the enforcement of the rights of a dissenting shareholder of Multi Soft, Inc. against Multi Soft (Florida) II, Inc.

8.    Multi Soft, Inc. irrevocably appoints the State of New Jersey as its agent to accept service of process in any proceeding referred to above. The post office address to which the Secretary of State shall mail a copy of the process in such a proceeding is:

100 SE 2nd Street
32nd Floor
Miami, Florida 33131
Attn: Bryant Kirkland

9.    Multi Soft (Florida) II, Inc. agrees that it will promptly pay to the dissenting shareholders of Multi Soft, Inc. the amounts, if any, to which they shall be entitled under the provisions of the New Jersey Business Corporation Act with respect to the rights of dissenting shareholders.

10.    The merger shall become effective upon filing.

IN WITNESS WHEREOF, each of the undersigned corporations has caused this certificate of merger to be executed on its behalf by its duly authorized officer as of the date first written above.

MULTI SOFT, INC.
By: /s/ Richard Lampen, President

MULTI SOFT (FLORIDA) II, INC.
By: /s/ Richard Lampen, President

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”) is made as of September 22, 2011 by and between Multi Soft (Florida) II, Inc., a Florida corporation (“Soft FL”), and Multi Soft, Inc., a New Jersey corporation (“Soft NJ”). Soft FL and Soft NJ are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

RECITALS

A.Soft FL was incorporated on September 21, 2011. Its current authorized capital stock consists of: (i) 200,000,000 shares of Common Stock, with a par value of $0.001 per share (“Soft FL Common Stock”), of which 1 share is issued and outstanding, and which one share is held of record by Soft NJ; and (ii) 50,000,000 shares of Preferred Stock, $0.001 par value (“Soft FL Preferred Stock”), of which no shares are issued and outstanding.

B.Soft NJ was incorporated on July 26, 1982. Its authorized capital stock consists of: (i)200,000,000 shares of Common Stock, with a par value of $0.001 per share (“Soft NJ Common Stock"), of which 94,936,362 shares are issued and outstanding; and (ii) 50,000,000 shares of Preferred Stock, $0.001 par value (“Soft NJ Preferred Stock”), of which no shares are issued and outstanding.

C.The respective Boards of Directors of Soft FL and Soft NJ deem it advisable and to the advantage of each of the Constituent Corporations that Soft NJ merge with and into Soft FL upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a change of the state of incorporation of Soft NJ from New Jersey to Florida.

D.The Boards of Directors of each of the Constituent Corporations have approved this Merger Agreement.

NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that Soft NJ shall merge with and into Soft FL on the following terms, conditions and other provisions:
1.Merger and Effective Time. At the Effective Time (as defined below), Soft NJ shall be merged with and into Soft FL (the “Merger”), and Soft FL shall be the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall become effective at 4:00 PM Eastern Time (the “Effective Time”) on the date when the later of (i) a duly executed Certificate of Merger meeting the requirements of the New Jersey Business Corporation Act is filed with the State of New Jersey and (ii) the duly executed Articles of Merger meeting the requirements of the Florida Business Corporation Act are filed with the Secretary of State of the State of Florida.

2.Effect of Merger. At the Effective Time, the separate corporate existence of Soft NJ shall cease; the corporate identity, existence, powers, rights and immunities of Soft FL as the Surviving Corporation shall continue unimpaired by the Merger; and Soft FL shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Soft NJ, all without further act or deed.

3.Governing Documents. At the Effective Time, the Articles of Incorporation of Soft FL in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation and the Bylaws of Soft FL in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

4.Directors and Officers. At the Effective Time, the directors and officers of Soft NJ shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation and after the Effective Time shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, until successors are duly elected or appointed and qualified in accordance with applicable law.

5.Conversion of Shares of Soft FL. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Soft NJ Common Stock outstanding immediately prior thereto shall be automatically changed and converted into .02 fully paid and nonassessable, issued and outstanding share of Soft FL Common Stock; provided, however, that each share of restricted Soft NJ Common Stock that is restricted under any stock or incentive compensation plan, agreement or arrangement of Soft NJ or otherwise immediately prior to the Effective Time, whether or not then vested or exercisable, shall be converted into .02 a restricted share of Soft FL Common Stock, restricted on substantially the same terms and conditions (including, without limitation, vesting schedule) as applied to such share of restricted Soft NJ Common Stock immediately prior to the Effective Time.

6.Cancellation of Shares of Soft NJ. At the Effective Time, all of the previously issued and outstanding shares of Soft FL Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically retired and canceled.

7.Stock Certificates. At and after the Effective Time, all of the outstanding certificates that, prior to such time, represented shares of Soft NJ Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Soft FL Common Stock into which such shares of Soft NJ Common Stock are converted as provided herein. The registered owner on the books and records of Soft NJ of any such outstanding stock certificate for Soft NJ Common Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Soft FL or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Soft FL Common Stock evidenced by such outstanding certificate as above provided.

8.Fractional Shares. No fractional shares of Soft FL Common Stock will be issued in connection with the Merger. Rather, all fractional shares of Soft FL Common Stock that a holder of shares of Soft NJ Common Stock would otherwise be entitled to receive as a result of the Merger will be aggregated and then, if a fractional share results from that aggregation, be rounded up to the nearest whole share.

9.Employee Benefit Plans. At the Effective Time, the obligations of Soft NJ under or with respect to every plan, trust, program and benefit then in effect or administered by Soft NJ for the benefit of the directors, officers and employees of Soft NJ or any of its subsidiaries shall become the lawful obligations of Soft FL and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, Soft FL hereby expressly adopts and assumes all obligations of Soft NJ under such employee benefit plans.

10.Successor Issuer. It is the intent of the parties hereto that Soft FL, as of the Effective Time, be deemed a “successor issuer” of Soft NJ for purposes of the Securities Act of 1933, as amended (the “ Securities Act ”).

11.Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Soft NJ such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Soft NJ, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Soft FL, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

12.Condition. The consummation of the Merger is subject to the approval of this Merger Agreement and the Merger contemplated hereby by the stockholders of Soft NJ and by the sole shareholder of Soft FL, prior to or at the Effective Time.

13.Abandonment. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of Soft FL or Soft NJ, notwithstanding approval of this Merger Agreement by the Boards of Directors and shareholders, respectively, of Soft FL and Soft NJ.

14.Amendment. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders or stockholders, respectively, of Soft FL and Soft NJ; provided, however, that any amendment made subsequent to the adoption of this Merger Agreement by the sole shareholder of Soft FL or the stockholders of Soft NJ shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of Soft NJ; or (ii) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of Soft FL or Soft NJ

15.Tax-Free Reorganization. The Merger is intended to be a tax-free plan of reorganization under the Code.

16.Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of New Jersey, except to the extent that the laws of the State of Florida would apply in matters relating to the internal affairs of Soft FL and the Merger.

17.Counterparts. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.

18.Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

19.Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers hereunto duly authorized.

MULTI SOFT (FLORIDA) II, INC.	MULTI SOFT, INC.

By: /s/ Richard Lampen, President	By: /s/ Richard Lampen, President